UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 8, 2019 (October 2, 2019)

SUMMIT WIRELESS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38608	30-1135279
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6840 Via Del Oro Ste. 280 San Jose, CA	95119
(Address of registrant’s principal executive office)	(Zip code)

(408) 627-4716

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	WISA	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 2, 2019, Summit Wireless Technologies, Inc. (the “Company”) and certain holders (the “Holders”) of the Company’s common stock purchase warrants, including the Company’s Series D common stock purchase warrants (the “Series D Warrants”) and Series F common stock purchase warrants (the “Series F Warrants”) (collectively, the “Original Warrants”), entered into a Warrant Amendment and Exercise Agreement (the “Warrant Amendment Agreement”), pursuant to which the Company agreed to reduce the exercise price of (i) a subset of Original Warrants, including the Series D Warrants, held by certain of the Holders from $5.40 per share to $0.80 per share (the “Reduced Exercise Price”) and (ii) the Series F Warrants held by certain of the Holders from $3.60 per share to the Reduced Exercise Price, in consideration for the exercise by such Holders of any of their Original Warrants at the Reduced Exercise Price (such amended Original Warrants, the “Amended Warrants”). Pursuant to the Warrant Amendment Agreement, for each Original Warrant exercised by a Holder at the Reduced Exercise Price to purchase shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), the Company will reduce the exercise price of Original Warrants to purchase an equivalent number of shares of Common Stock to $0.79 (the “Amended Exercise Price”). The Company entered into the Warrant Amendment Agreement with (i) twenty-six Holders of Series D Warrants, which Holders elected to exercise, in the aggregate, Series D Warrants for 597,312 shares of Common Stock at the Reduced Exercise Price and also had the exercise prices of their Series D Warrants reduced to the Amended Exercise Price with respect to an equal number of shares of Common Stock, (ii) six Holders of Series F Warrants, which Holders elected to exercise, in the aggregate, Series F Warrants for 430,866 shares of Common Stock at the Reduced Exercise Price and also had the exercise prices of their Series F Warrants reduced to the Amended Exercise Price with respect to an equal number of shares of Common Stock, and (iii) one Holder of an additional Original Warrant, which such Holder elected to exercise such other Original Warrant for 3,578 shares of Common Stock at the Reduced Exercise Price and also had the exercise price of Original Warrants reduced to the Amended Exercise Price with respect to an equal number of shares of Common Stock.

In connection with the Warrant Amendment Agreement entered into with the Holders of Series F Warrants, the Company also executed Amendment No. 1 to the Series F Warrants (the “Warrant Amendment”), pursuant to which each Series F Warrant was further amended to add, among other things, fundamental transaction and subsequent rights offerings provisions as well as a 9.99% beneficial ownership limitation (the “Beneficial Ownership Limitation”).

Pursuant to the Warrant Amendment Agreement entered into with the Holders of Series F Warrants, if the exercise of an Original Warrant would cause such a Holder to exceed the Beneficial Ownership Limitation, in lieu of receiving such number of shares of Common Stock in excess of the Beneficial Ownership Limitation, the Company will only issue such number of shares of Common Stock to such Holder as would not cause such Holder to exceed the maximum number of shares of Common Stock permitted under the Beneficial Ownership Limitation, and such Holder shall be issued, at an exercise price equal to the Reduced Exercise Price less $0.01 per share, pre-funded common stock purchase warrants covering such number of shares of Common Stock as would otherwise have been in excess of the Beneficial Ownership Limitation (the “Pre-Funded Warrants”, and collectively with the Original Warrants and the Amended Warrants, the “Warrants”).

Pursuant to the Warrant Amendment Agreement, the Company agreed to prepare and file with the U.S. Securities and Exchange Commission, as soon as practicable, but in no event later than November 4, 2019, a registration statement on Form S-3 to register all shares of Common Stock underlying all of the Warrants and all other outstanding common stock purchase warrants of the Company.

The Company expects to receive aggregate gross proceeds of approximately $862,000 from the exercise of the Original Warrants by the Holders.

The foregoing description of the Warrant Amendment Agreement, the Warrant Amendment and the Pre-Funded Warrants are qualified in their entirety by reference to the full text of the forms of the Warrant Amendment Agreement, the Warrant Amendment and the Pre-Funded Warrants, respectively, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2019.

Item 3.03	Material Modifications to Rights of Security Holders.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 8, 2019	SUMMIT WIRELESS TECHNOLOGIES, INC.

	By:	/s/ Brett Moyer
Name: Brett Moyer Title: Chief Executive Officer